UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

BigBand Networks, Inc.

(Name of issuer)

Common Stock, $0.001 par value per share

(Title of class of securities)

089750 50 9

(CUSIP number)

December 31, 2011

(Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No. 089750 50 9	Page 2 of 15 Pages

(1)	Names of reporting persons Broadband Fund, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization California
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 0
(7) Sole dispositive power 0
(8) Shared dispositive power 0
(9)	Aggregate amount beneficially owned by each reporting person 0
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 0.0%
(12)	Type of reporting person (see instructions) PN

(1)

This Amendment No. 2 to the statement on Schedule 13G is filed by Broadband Fund, L.P. (“BBF”), Broadband Management, LLC (“BBM”), Redpoint Omega Associates, LLC (“ROA”), Redpoint Omega, L.P. (“RO”), Redpoint Omega, LLC (“RO LLC”), Redpoint Technology Partners A-I, L.P. (“RTP A-I”), Redpoint Technology Partners Q-I, L.P. (“RTP Q-I”), Redpoint Ventures I, L.P. (“RV I”), Redpoint, Associates I, LLC (“RA LLC”), Redpoint Ventures I, LLC (“RV I LLC,” together with BBF, BBM, ROA, RO, RO LLC, RTP A-I, RTP Q-I, RV I and RA LLC, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

SCHEDULE 13G

CUSIP No. 089750 50 9	Page 3 of 15 Pages

(1)	Names of reporting persons Broadband Management, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 0
(7) Sole dispositive power 0
(8) Shared dispositive power 0
(9)	Aggregate amount beneficially owned by each reporting person 0
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 0.0%
(12)	Type of reporting person (see instructions) OO

(1)	This Amendment No. 2 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

SCHEDULE 13G

CUSIP No. 089750 50 9	Page 4 of 15 Pages

(1)	Names of reporting persons Redpoint Omega Associates, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 0
(7) Sole dispositive power 0
(8) Shared dispositive power 0
(9)	Aggregate amount beneficially owned by each reporting person 0
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 0.0%
(12)	Type of reporting person (see instructions) OO

(1)	This Amendment No. 2 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

SCHEDULE 13G

CUSIP No. 089750 50 9	Page 5 of 15 Pages

(1)	Names of reporting persons Redpoint Omega, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 0
(7) Sole dispositive power 0
(8) Shared dispositive power 0
(9)	Aggregate amount beneficially owned by each reporting person 0
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 0.0%
(12)	Type of reporting person (see instructions) PN

(1)	This Amendment No. 2 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

SCHEDULE 13G

CUSIP No. 089750 50 9	Page 6 of 15 Pages

(1)	Names of reporting persons Redpoint Omega, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 0
(7) Sole dispositive power 0
(8) Shared dispositive power 0
(9)	Aggregate amount beneficially owned by each reporting person 0
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 0.0%
(12)	Type of reporting person (see instructions) OO

(1)	This Amendment No. 2 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

SCHEDULE 13G

CUSIP No. 089750 50 9	Page 7 of 15 Pages

(1)	Names of reporting persons Redpoint Associates I, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 0
(7) Sole dispositive power 0
(8) Shared dispositive power 0
(9)	Aggregate amount beneficially owned by each reporting person 0
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 0.0%
(12)	Type of reporting person (see instructions) OO

(1)	This Amendment No. 2 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

SCHEDULE 13G

CUSIP No. 089750 50 9	Page 8 of 15 Pages

(1)	Names of reporting persons Redpoint Technology Partners A-I, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 0
(7) Sole dispositive power 0
(8) Shared dispositive power 0
(9)	Aggregate amount beneficially owned by each reporting person 0
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 0.0%
(12)	Type of reporting person (see instructions) PN

(1)	This Amendment No. 2 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

SCHEDULE 13G

CUSIP No. 089750 50 9	Page 9 of 15 Pages

(1)	Names of reporting persons Redpoint Technology Partners Q-I, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 0
(7) Sole dispositive power 0
(8) Shared dispositive power 0
(9)	Aggregate amount beneficially owned by each reporting person 0
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 0.0%
(12)	Type of reporting person (see instructions) PN

(1)	This Amendment No. 2 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

SCHEDULE 13G

CUSIP No. 089750 50 9	Page 10 of 15 Pages

(1)	Names of reporting persons Redpoint Ventures I, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 0
(7) Sole dispositive power 0
(8) Shared dispositive power 0
(9)	Aggregate amount beneficially owned by each reporting person 0
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 0.0%
(12)	Type of reporting person (see instructions) PN

(1)	This Amendment No. 2 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

SCHEDULE 13G

CUSIP No. 089750 50 9	Page 11 of 15 Pages

(1)	Names of reporting persons Redpoint Ventures I, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 0
(7) Sole dispositive power 0
(8) Shared dispositive power 0
(9)	Aggregate amount beneficially owned by each reporting person 0
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 0.0%
(12)	Type of reporting person (see instructions) OO

(1)	This Amendment No. 2 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

SCHEDULE 13G

CUSIP No. 089750 50 9	Page 12 of 15 Pages

Introductory Note: This Amendment No. 2 to the statement on Schedule 13G amends the Schedule 13G originally filed with the SEC on February 14, 2008, and is being filed by the Reporting Persons in respect of shares of Common Stock, par value $0.001 per share (“Common Stock”), of BigBand Networks, Inc. (the “Issuer”).

Item 1

(a) Name of Issuer:	BigBand Networks, Inc.

(b) Address of Issuer’s
PrincipalExecutive Offices:	475 Broadway
Redwood City, California 94063

Item 2

(a)	Name of Person(s) Filing:

Broadband Fund, L.P. (“BBF”)

Broadband Management, LLC (“BBM”)

Redpoint Omega Associates, LLC (“ROA”)

Redpoint Omega, L.P. (“RO”)

Redpoint Omega, LLC (“RO LLC”)

Redpoint Technology Partners A-I, L.P. (“RTP A-I”)

Redpoint Technology Partners Q-I, L.P. (“RTP Q-I”)

Redpoint Ventures I, L.P. (“RV I”)

Redpoint, Associates I, LLC (“RA LLC”)

Redpoint Ventures I, LLC (“RV I LLC”)

(b) Address of Principal Business Office:	c/o Redpoint Ventures 3000 Sand Hill Road, Building 2, Suite 290 Menlo Park, California 94025

(c)	Citizenship:

BBF	California
BBM	Delaware
ROA	Delaware
RO	Delaware
RO LLC	Delaware
RTP A-I	Delaware
RTP Q-I	Delaware
RV I	Delaware
RA LLC	Delaware
RV I LLC	Delaware

(d) Title of Class of Securities:	Common Stock

(e) CUSIP Number:	089750 50 9

Item 3	Not applicable.

SCHEDULE 13G

CUSIP No. 089750 50 9	Page 13 of 15 Pages

Item 4	Ownership.

The following information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2011:

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Reporting Persons	Shares Held Directly	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class
BBF	0	0	0	0	0	0	0.0%

BBM	0	0	0	0	0	0	0.0%

ROA	0	0	0	0	0	0	0.0%

RO	0	0	0	0	0	0	0.0%

RO LLC	0	0	0	0	0	0	0.0%

RTP A-I	0	0	0	0	0	0	0.0%

RTP Q-I	0	0	0	0	0	0	0.0%

RV I	0	0	0	0	0	0	0.0%

RA LLC	0	0	0	0	0	0	0.0%

RV I LLC	0	0	0	0	0	0	0.0%

Item 5	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☒

Item 6	Ownership of More Than Five Percent on Behalf of Another Person.

Not applicable.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

SCHEDULE 13G

CUSIP No. 089750 50 9	Page 14 of 15 Pages

Item 8	Identification and Classification of Members of the Group.

Not applicable.

Item 9	Notice of Dissolution of Group.

Not applicable.

Item 10	Certification.

Not applicable.

SCHEDULE 13G

CUSIP No. 089750 50 9	Page 15 of 15 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 10, 2012

BROADBAND FUND, L.P.
By its General Partner, Broadband Management, LLC

By:	/s/ Geoffrey Y. Yang
Geoffrey Y. Yang Manager

BROADBAND MANAGEMENT, LLC

By:	/s/ Geoffrey Y. Yang
Geoffrey Y. Yang Manager

REDPOINT OMEGA ASSOCIATES, LLC

By:	/s/ Geoffrey Y. Yang
Geoffrey Y. Yang Manager

REDPOINT OMEGA, L.P.
By its General Partner, Redpoint Omega, LLC

By:	/s/ Geoffrey Y. Yang
Geoffrey Y. Yang Manager

REDPOINT OMEGA, LLC

By:	/s/ Geoffrey Y. Yang
Geoffrey Y. Yang Manager

REDPOINT TECHNOLOGY PARTNERS A-I, L.P.
REDPOINT TECHNOLOGY PARTNERS Q-I, L.P.
REDPOINT VENTURES I, L.P.
By its General Partner, Redpoint Ventures I, LLC

By:	/s/ Geoffrey Y. Yang
Geoffrey Y. Yang Manager

REDPOINT ASSOCIATES I, LLC

By:	/s/ Geoffrey Y. Yang
Geoffrey Y. Yang Manager

REDPOINT VENTURES I, LLC

By:	/s/ Geoffrey Y. Yang
Geoffrey Y. Yang Manager

Exhibit(s):

A - Joint Filing Statement